Exhibit 10.1

FIRST AMENDMENT AND CLARIFICATION
TO
THE INVESTMENT AGREEMENT

This FIRST AMENDMENT AND CLARIFICATION to the INVESTMENT AGREEMENT (this “Amendment”) is entered into as of September 30, 2009, between Empire Resorts, Inc., a Delaware corporation (the “Company”), and Kien Huat Realty III Limited, an Isle of Man corporation (the “Investor”).

WHEREAS, the parties entered into an Investment Agreement dated as of August 19, 2009 (the “Investment Agreement”);

WHEREAS, pursuant to Section 4.5 of the Investment Agreement, the Investor was granted certain matching rights with respect to options and warrants existing at the time of the Initial Closing and certain options and warrants issued by the Company before (and, in limited circumstances, after) the Closing;

WHEREAS, the parties acknowledge that the matching rights provided in Section 4.5 were intended to cover options and warrants that may be or may have been exercised between the Initial Closing and the Closing and that the language of the Investment Agreement may be read to suggest that is not the case; and

WHEREAS, the parties desire to amend the Investment Agreement to clarify the provisions of the Investment Agreement accordingly in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.           Except as otherwise specifically defined in this Amendment, capitalized terms used in this Amendment without definition shall have the meanings ascribed thereto in the Investment Agreement.

2.           The penultimate sentence of Section 4.5 of the Investment Agreement is deleted and replaced by the following:

“If at any time after the Initial Closing Date or Closing Date, as applicable, any of the options or warrants listed on the Option Schedule or Closing Date Option Schedule (or so deemed included), respectively, are exercised, the Company shall deliver to the Investor a written notice (each, an “Option Exercise Notice”) of such exercise no more than five (5) business days after such exercise (and, if practicable, prior to the date of the consummation of such exercise), which Option Exercise Notice shall include information about the date of the exercise, the exercise price, the number of options or warrants exercised and the name of the option or warrant holder exercising such option or warrant, provided, that in the case of options or warrants exercised following the Initial Closing Date but prior to the Closing Date, notice need not be given prior to the Closing Date and, in lieu thereof, the reconciled Closing Date Option Schedule shall serve as the Option Exercise Notice with respect to options or warrants exercised following the Initial Closing Date but prior to the Closing Date and shall include the information specified above.”

3.           Except as specifically stated above, the Investment Agreement is hereby ratified and confirmed and remains in full force and effect and is not modified or amended hereby and no rights or remedies thereunder are waived except as expressly provided herein.  To the extent that the Investment Agreement or any of the documents and agreements attached as exhibits to the Investment Agreement, referred to therein or contemplated thereby refer to the Investment Agreement, such reference shall mean the Investment Agreement as amended hereby.  All references to “the date hereof” in the Investment Agreement shall continue to refer to the date of the Investment Agreement before any amendment, consent or waiver.

[The Next Page is the Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the date set forth in the initial caption of this Amendment.

EMPIRE RESORTS, INC.

By:	/s/ Joseph Bernstein
	Name:	Joseph Bernstein
	Title:	Chief Executive Officer

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim
	Name:	Gerard Lim
	Title:	Authorized Signatory